Exhibit 99.1

EXPEDIA, INC. ANNOUNCES SPECIAL DIVIDEND

BELLEVUE, Wash, Dec. 7, 2012 – Expedia, Inc. (NASDAQ: EXPE) announced that its Executive Committee, acting on behalf of Expedia’s Board of Directors, has declared a special cash dividend of $0.52 per share of outstanding common stock to be paid to stockholders of record as of the close of business on December 17, 2012, with a payment date of December 28, 2012. Based on Expedia’s current shares of common stock outstanding, we estimate the total payment for this special dividend will be approximately $70 million.

The special dividend is in addition to the Company’s regular quarterly cash dividend of $0.13 per share to holders of Expedia’s common stock as of the close of business on November 16, with a payment date of December 7, 2012.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in nine countries on its eight sites in North America and Europe

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com®, the online hotel reservation specialist in Europe

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia®Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2012 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com